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                                                      Exhibit 5.1






                                       June 14, 1996



Michael Baker Corporation
420 Rouser Road
Coraopolis, PA  15108

        Re:   Registration Statement on Form S-8 for
              1996 Nonemployee Directors' Stock Incentive Plan
              ------------------------------------------------

Ladies and Gentlemen:

       We have acted as counsel to Michael Baker Corporation, a Pennsylvania corporation (the "Corporation"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 150,000 shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock") which may be purchased by or awarded to eligible nonemployee directors of the Company pursuant to stock options granted or restricted shares awarded under the Company's 1996 Nonemployee Directors' Stock Incentive Plan (the "Plan"). The Plan provides that either authorized but unissued or treasury shares of Common Stock may be issued upon the exercise of stock options granted or the award of restricted shares under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and delivered under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

       In connection with this opinion, we have examined, among other things:

       (1)  the Articles of Incorporation of the Company, as amended to date;

       (2) action taken by the Board of Directors of the Company on February 27, 1996 adopting the Plan, authorizing the issuance of up to 150,000 shares of Common Stock thereunder and reserving 150,000 shares of Common Stock for such purpose;

       (3)  the Plan, as currently in effect; and

       (4) action taken by the stockholders of the Company on May 13, 1995 approving the adoption of the Plan by the Board of Directors.

       Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 150,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the provisions of the Plan upon the exercise of stock options granted or the award of restricted shares under the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan such shares will be validly issued, fully paid and nonassessable.

       In rendering the foregoing opinion, we have not examined the laws of any jurisdiction other than the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America and the foregoing opinion is limited to such laws.

       We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption "Legal Opinion."

                                       Yours truly,


                                       /s/ Reed Smith Shaw & McClay
                                       ----------------------------
                                       REED SMITH SHAW & McCLAY

DLD:DLR
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